NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES EARNINGS

Dimeco, Inc. (Nasdaq DIMC), parent company of The Dime Bank, reported earnings for the nine months ended September 30, 2003 of $2,866,000, representing an increase of 21.8% over the $2,353,000 reported for the same period 2002. Earnings per share increased $.59 or 19.3%, to $3.65 per share. In addition, dividends declared year to date increased 7.5% over the same period last year to $1.29 per share.

The Company continued to experience growth with total assets increasing $30,463,000 or 11.4% to $298,119,000 from September 30, 2002 to September 30, 2003. During this time the loan portfolio increased $35,993,000 or 19.6% with deposits also increasing $29,601,000 or 12.9%. Return on average stockholders’ equity and return on average assets are very strong at 14.85% and 1.35% for the third quarter 2003.

Gary C. Beilman, EVP and CEO, stated, “I am excited to present the financial highlights of Dimeco’s performance for the nine months ended September 30, 2003. Our growth is evident in that both loans and deposits are up. With this growth has come an exerted effort towards continued profitability. While these successes are pleasing, we will not become complacent. We will be diligent in attempting to properly plan for our future and continue to bring the best value to our customers, our shareholders and the community.”

The Dime Bank serves Wayne and Pike counties in Pennsylvania and Sullivan County, New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking along with a Trust Department and an Investments and Financial Services Department. For more information on The Dime Bank, visit www.thedimebank.com

Source Dimeco, Inc./ October 20, 2003

Contact: Deborah Unflat-Petroski, Marketing Officer

Telephone (570) 253-6511 ext 715 email: operations@thedimebank.com

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (unaudited)

SEPTEMBER 30,

	2003	2002
(in thousands)
Assets
Cash and due from banks	$10,020	$9,205
Interest-bearing deposits in other banks	16	15
Federal funds sold	4,250	11,960

Total cash and cash equivalents	14,286	21,180
Mortgage loans held for sale	892	118
Investment securities available for sale	54,086	57,038
Investment securities held to maturity (market value of $232 and $465)	197	423
Loans (net of unearned income of $762 and $748)	219,260	183,267
Less allowance for loan losses	3,103	2,751

Net loans	216,157	180,516
Premises and equipment	4,249	4,252
Accrued interest receivable	1,285	1,147
Other assets	6,967	2,982

TOTAL ASSETS	$298,119	$267,656

Liabilities
Deposits:
Noninterest-bearing	$29,252	$23,786
Interest-bearing	230,400	206,265

Total deposits	259,652	230,051
Short-term borrowings	9,105	8,015
Other borrowed funds	1,000	4,000
Accrued interest payable	631	746
Other liabilities	1,201	1,162

TOTAL LIABILITIES	271,589	243,974

Stockholders’ Equity
Common stock, $.50 par value; 3,000,000 shares authorized;
758,855 and 754,482 shares issued	379	377
Capital surplus	3,796	3,648
Retained earnings	21,793	19,215
Accumulated other comprehensive income	595	603
Treasury stock, at cost (520 and 3,753 shares)	(33)	(161)

TOTAL STOCKHOLDERS’ EQUITY	26,530	23,682

TOTAL LIABILITES AND STOCKHOLDERS’ EQUITY	$298,119	$267,656

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

(in thousands, except per share)

For the nine months ended September 30,	2003	2002
Interest Income
Interest and fees on loans	$9,639	$9,239
Interest-bearing deposits in other banks	1	20
Federal funds sold	20	57
Investment securities:
Taxable	1,633	2,002
Exempt from federal income tax	218	223

Total interest income	11,511	11,541

Interest Expense
Deposits	3,354	3,939
Short-term borrowings	88	112
Other borrowed funds	187	201

Total interest expense	3,629	4,252

Net Interest Income	7,882	7,289
Provision for loan losses	680	575

Net Interest Income, After Provision for Loan Losses	7,202	6,714

Noninterest Income
Services charges on deposit accounts	759	431
Mortgage loans held for sale gains, net	662	270
Other income	447	457
Investment securites gains	13	—

Total noninterest income	1,881	1,158

Noninterest Expense
Salaries and employee benefits	2,581	2,243
Occupancy expense, net	452	394
Furniture and equipment expense	336	355
Other expense	1,591	1,447

Total noninterest expense	4,960	4,439

Income before income taxes	4,123	3,433
Income taxes	1,257	1,080

NET INCOME	$2,866	$2,353

Earnings per Share – basic	$3.79	$3.14

Earnings per Share – diluted	$3.65	$3.06

Average shares outstanding – basic	756,430	750,214
Average shares outstanding – diluted	785,906	769,780

CONSOLIDATED FINANCIAL HIGHLIGHTS

(amounts in thousands, except per share)

Performance for the nine months ended September 30,	2003		2002		% Increase (decrease)
Interest income	$11,511		$11,541		-0.26%
Interest expense	$3,629		$4,252		-14.65%
Net interest income	$7,882		$7,289		8.14%
Net income	$2,866		$2,353		21.80%
Shareholders’ Value (per share)
Net income – basic	$3.79		$3.14		20.70%
Net income – diluted	$3.65		$3.06		19.28%
Dividends	$1.29		$1.20		7.50%
Book value	$34.96		$31.54		10.84%
Market value	$63.05		$42.85		47.14%
Market value/book value ratio	180.35%		135.84%		32.77%
* Price/earnings multiple	13.0	X	10.2	X	27.45%
* Dividend yield	2.73%		3.73%		-26.81%
Financial Ratios
* Return on average assets	1.35%		1.24%		8.87%
* Return on average equity	14.85%		13.67%		8.63%
Shareholders’ equity/asset ratio	8.90%		8.85%		0.56%
Dividend payout ratio	35.34%		38.22%		-7.54%
Nonperforming assets/total assets	1.08%		0.45%		140.00%
Allowance for loan loss as a % of loans	1.42%		1.50%		-5.33%
* Net charge-offs/average loans	0.26%		0.16%		62.50%
Allowance for loan loss/nonaccrual loans	112.35%		552.41%		-79.66%
Allowance for loan loss/non-performing loans	96.61%		232.02%		-58.36%
Financial Position at September 30,
Assets	$298,119		$267,656		11.38%
Loans	$219,260		$183,267		19.64%
Deposits	$259,652		$230,051		12.87%
Stockholders’ equity	$26,530		$23,682		12.03%

*	annualized

Dear Shareholders:

I am excited to present the financial highlights of Dimeco’s performance for the nine months ended September 30, 2003. For the first nine months of 2003, compared to the same period last year, our loans have increased over 19%; deposits have increased over 12%; and assets are up over 11%. With this growth has come an exerted effort towards continued profitability. This effort has been successful in that our net income for this first nine months is up over 21% from last year.

This growth and profitability have also increased our significant ratios. Return on average equity is at 14.85% and return on average assets is 1.35%. For you, our shareholders, I am also pleased to report that dividends are up over 7% and stockholders’ equity is up over 12%.

Of note, however, are the increase in nonperforming assets to total assets and the resulting changes in our allowance for loan losses to both nonaccrual and nonperforming loans. Management is working with a commercial credit for which original repayments terms were adjusted. Although we continue to work closely with this borrower and are hopeful of the outcome, conservative accounting dictates that we provide for unexpected occurrences.

A significant outcome of our financial performance has been evidenced in the area of the market value of your investment. The per share market price one year ago was $42.85 and as of this quarter’s end, it is now $63.05, making a total increase of 47.14%. All of this is information about which we can all be pleased.

While these successes are pleasing, we will not become complacent. We will be prudent and monitor many factors that could affect us going forward. The national economy, the recovery from the recession, and the continuation of the current low interest rate environment are questions. We will be diligent in attempting to properly plan for our future.

We thank you for your investment and faith in us. As always, your comments and questions are welcome.

Sincerely,

/s/    Gary C. Beilman

Gary C. Beilman

Executive Vice President and

Chief Executive Officer